Exhibit 99.1
FOR IMMEDIATE RELEASE
Investor Relations:
800-348-1074, ext. 3333
investorrelations@carrols.com

CARROLS RESTAURANT GROUP, INC. REPORTS FINANCIAL RESULTS
FOR THE SECOND QUARTER OF 2014

Syracuse, New York — (Business Wire) — August 5, 2014 — Carrols Restaurant Group, Inc. (“Carrols” or the “Company”) (Nasdaq: TAST) today announced financial results for the second quarter ended June 29, 2014. The Company also updated its 2014 guidance to reflect its year-to-date performance and outlook for the balance of the year.

Highlights for the second quarter of 2014 versus the second quarter of 2013 include:

▪	Restaurant sales decreased 2.8% to $168.6 million from $173.5 million;

▪	Comparable restaurant sales decreased 2.0% compared to a 1.4% increase in the prior year period;

▪	Net loss was reduced to $1.9 million, or $0.06 per diluted share, compared to a net loss of $3.5 million, or $0.15 per diluted share, in the prior year period;

▪
The net loss included impairment and other lease charges in both years. Such charges totaled $0.4 million ($0.01 per diluted share after tax) in the second quarter of 2014 and $2.2 million ($0.06 per diluted share after tax) in the prior year period;

▪	Restaurant-Level EBITDA (a non-GAAP financial measure) totaled $19.7 million compared to $19.6 million in the prior year period, and Restaurant-Level EBITDA margin increased 38 basis points; and

▪
Adjusted EBITDA (a non-GAAP financial measure) increased $0.9 million to $11.4 million from $10.4 million in the prior year period. (Please refer to the reconciliation of Adjusted EBITDA to net loss and Restaurant-Level EBITDA to income (loss) from operations in the tables at the end of this release).

As of June 29, 2014, Carrols owned and operated 560 BURGER KING® restaurants.

Daniel T. Accordino, the Company's Chief Executive Officer said, “Our sales trends were weaker than anticipated in the second quarter due to several factors, but we believe were most significantly impacted by a reduction in spending on local advertising compared to the second quarter of 2013. Burger King Corporation’s (“BKC”) non-renewal of a matching contribution program impacted the advertising spending in a number of our markets. Total sales increases from our remodeling program were also lower due to more than a 50% reduction in the number of remodels completed thus far in 2014 compared to the first half of 2013. We anticipate this trend will reverse given our reacceleration of remodeling planned for the second half of this year. Our comparable restaurant sales trends improved sequentially throughout the second quarter, and turned positive in July. Although restaurant sales decreased in the second quarter, we held Restaurant-Level EBITDA steady due to margin improvements at the 2012 acquired restaurants and we increased Adjusted EBITDA by 9.1% to $11.4 million compared to the second quarter of 2013.”

Accordino continued, “Having raised approximately $67 million of net proceeds from our equity offering in April, we have increased our focus on expanding our ownership of BURGER KING® restaurants. To date in 2014 we have completed the acquisition of 29 restaurants in three separate transactions. We are also reviewing or negotiating other potential transactions, which depending on the outcome, could result in us completing the acquisition of more than 100 restaurants for the full year, although there can be no assurance that this will occur. Our track record of improving the operations and profitability of acquired restaurants gives us confidence that we can enhance shareholder value through continued expansion as we execute on this stated objective.”

Second Quarter 2014 Financial Results
Restaurant sales decreased 2.8% to $168.6 million in the second quarter of 2014 compared to $173.5 million in the second quarter of 2013 primarily due to a decline in comparable restaurant sales and to a lesser extent, six fewer restaurants in operation as of the end of the quarter. Comparable restaurant sales decreased 2.0% on an overall basis including a decrease of 1.4% at legacy restaurants and a 2.7% decrease at the restaurants acquired from BKC in 2012. Average check was 4.3% higher while customer traffic declined 6.3%. Guest traffic was lower in part due to fewer low-price promotions, such as the $0.50 ice cream cone, that in 2013 were aimed primarily at driving traffic. The absence of similar tactics in 2014 has increased the Company’s average check.

Adjusted EBITDA increased $0.9 million to $11.4 million from $10.4 million in the second quarter of 2013, and Adjusted EBITDA margin increased 74 basis points to 6.7% of restaurant sales during the quarter compared to the prior year period. Restaurant-Level EBITDA increased $0.1 million to $19.7 million from $19.6 million in the prior year quarter. Restaurant-Level EBITDA margin increased 38 basis points to 11.7% of restaurant sales during the quarter, as a 161 basis point improvement at the restaurants acquired from BKC in 2012 more than offset a 75 basis point deleveraging at legacy restaurants caused by lower sales.

General and administrative expenses were $8.6 million in the second quarter of 2014, or 5.1% of restaurant sales, compared to $9.5 million in the second quarter of 2013, or 5.5% of restaurant sales. Such expenses were lower in the second quarter of 2014 due to lower accruals for bonus expense.

Interest expense remained flat at $4.7 million in the second quarter of 2014 compared to the same period last year.

Net loss in the second quarter of 2014 was $1.9 million, or $0.06 per diluted share, including impairment and other lease charges of $0.4 million, or $0.01 per diluted share after tax. Net loss in the second quarter of 2013 was $3.5 million, or $0.15 per diluted share, including impairment and other lease charges of $2.2 million, or $0.06 per diluted share after tax.

Acquisition Summary
During the second quarter, Carrols closed on the acquisition of four BURGER KING® restaurants located in Fort Wayne, Indiana on April 30, 2014. Subsequent to the end of the second quarter, the Company closed on the acquisition of four BURGER KING® restaurants located in the Pittsburgh, PA market on June 30, 2014 and another 21 BURGER KING® restaurants located in or around Rochester, NY and in the Southern Tier of Western New York on July 22, 2014.

Carrols owned and operated 583 BURGER KING® restaurants as of July 31, 2014.

2014 Guidance
The following revised guidance is being provided for 2014:

▪	Total restaurant sales of $665 million to $675 million including a comparable restaurant sales change of (1%) to 0%;

▪	A commodity cost increase of 3% to 4% due to higher than expected ground beef costs, compared to 2.0% to 3.0% previously estimated;

▪	General and administrative expenses of approximately $37 million to $39 million (excluding stock compensation costs) compared to $39 million to $41 million previously estimated;

▪	Adjusted EBITDA of $36 million to $40 million;

▪	An effective income tax benefit of 33% to 35% which could increase if the Work Opportunity Tax Credit is reinstated and extended;

▪
Capital expenditures, excluding acquisitions, of approximately $51 million to $54 million, including $38 million to $40 million for remodeling a total of 100 to 110 restaurants and $4 million for costs to scrape and rebuild three restaurants compared to total capital expenditures of $42 million to $47 million previously estimated;

▪	Cash expenditures totaling approximately $11.5 million (excluding inventory) for the purchase of the 29 BURGER KING® restaurants that have been completed through July 2014; and

▪	15 to 20 restaurant closures, including nine units that were closed during the first half of the year.
Accordino concluded, “We are revising our annual guidance provided earlier in light of our performance to date and a more cautious outlook over the next couple of quarters given what seems to be a continuing slow recovery for our core customer. These updates also reflect higher commodity costs and the effect of the acquisitions we have completed so far in 2014. We have also accelerated our remodeling efforts and expect to complete a total of 100 to 110 remodels to Burger King Corporation's 20/20 restaurant image by year-end, including the 28 completed through the end of the second quarter.”
Conference Call Today
Daniel T. Accordino, Chief Executive Officer, and Paul Flanders, Chief Financial Officer, will host a conference call to discuss second quarter 2014 financial results today at 8:30 AM ET.

The conference call can be accessed live over the phone by dialing 888-438-5519 or for international callers by dialing 719-325-2144. A replay will be available one hour after the call and can be accessed by dialing 888-203-1112 or for international callers by dialing 719-457-0820; the passcode is 5629308. The replay will be available until Tuesday, August 12, 2014. Investors and interested parties may listen to a webcast of this conference call by visiting www.carrols.com under the tab “Investor Relations”.
About the Company
Carrols Restaurant Group, Inc. is the largest BURGER KING® franchisee in the world with 560 restaurants as of June 29, 2014 and has operated BURGER KING® restaurants since 1976. For more information on Carrols, please visit the company's website at www.carrols.com.

Forward-Looking Statements
Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols' expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may”, “might”, “believes”, “thinks”, “anticipates”, “plans”, “expects”, “intends” or similar expressions. In addition, expressions of our strategies, intentions or plans are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in Carrols' filings with the Securities and Exchange Commission.

Carrols Restaurant Group, Inc.
Consolidated Statements of Operations
(in thousands except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended (a)		Six Months Ended (a)
	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013
Restaurant sales	$168,583	$173,518	$320,036	$329,657
Costs and expenses:
Cost of sales	50,088	52,870	93,437	101,501
Restaurant wages and related expenses	52,804	53,665	103,741	104,332
Restaurant rent expense	11,626	11,869	23,064	23,578
Other restaurant operating expenses	27,060	27,547	53,085	53,783
Advertising expense	7,284	7,926	13,827	15,020
General and administrative expenses (b)	8,625	9,524	18,892	18,602
Depreciation and amortization	9,045	8,391	17,803	16,454
Impairment and other lease charges	429	2,198	1,049	2,828
Other income	25	—	25	(185)
Total costs and expenses	166,986	173,990	324,923	335,913
Income (loss) from operations	1,597	(472)	(4,887)	(6,256)
Interest expense	4,694	4,711	9,397	9,422
Loss before income taxes	(3,097)	(5,183)	(14,284)	(15,678)
Benefit for income taxes	(1,165)	(1,687)	(4,923)	(6,983)
Net loss	$(1,932)	$(3,496)	$(9,361)	$(8,695)

Basic and diluted net loss per share	$(0.06)	$(0.15)	$(0.35)	$(0.38)
Basic and diluted weighted average common shares outstanding (c)	30,767	22,899	26,959	22,884

(a)
The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three and six months ended June 29, 2014 and June 30, 2013 each included thirteen and twenty-six weeks, respectively.

(b)
General and administrative expenses include stock-based compensation expense of $291 and $296 for the three months ended June 29, 2014 and June 30, 2013, respectively, and $587 and $597 for the six months ended June 29, 2014 and June 30, 2013, respectively. General and administrative expenses for the six months ended June 30, 2013 included $85 of costs related to the Company's litigation with the EEOC that was settled in January 2013.

(c)
Shares issuable for convertible preferred stock and non-vested restricted stock were not included in the computation of diluted net loss per share because their effect would have been anti-dilutive for the periods presented.

Carrols Restaurant Group, Inc.
Supplemental Information

The following table sets forth certain unaudited supplemental financial and other data for the periods indicated (in thousands, except number of restaurants, percentages and average weekly sales per restaurant):

	(unaudited)		(unaudited)
	Three Months Ended (a)		Six Months Ended (a)
	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013
Restaurant Sales: (a)
Legacy restaurants	$94,424	$95,311	$178,336	$181,076
Acquired BKC restaurants	74,159	78,207	141,700	148,581
Total restaurant sales	$168,583	$173,518	$320,036	$329,657
Change in Comparable Restaurant Sales (b)	(2.0)%	1.4%	(2.2)%	1.2%
Adjusted EBITDA (c)	11,362	10,413	14,552	13,708
Adjusted EBITDA margin (c)	6.7%	6.0%	4.5%	4.2%
Restaurant-Level EBITDA (c)	19,721	19,641	32,882	31,443
Restaurant-Level EBITDA margin (c)	11.7%	11.3%	10.3%	9.5%
Average Weekly Sales per Restaurant: (d)
Legacy restaurants	24,958	25,142	23,578	23,804
Acquired BKC restaurants	21,594	21,950	20,473	20,848
Expenses - Legacy Restaurants: (e)
Cost of sales	29.5%	29.8%	29.0%	29.7%
Restaurant wages and related expenses	31.0%	29.9%	32.1%	30.9%
Restaurant rent expense	6.0%	6.0%	6.4%	6.4%
Other restaurant operating expenses	15.1%	14.8%	15.7%	15.2%
Advertising expense	4.1%	4.4%	4.1%	4.3%
Expenses - Acquired BKC Restaurants: (e)
Cost of sales	29.9%	31.3%	29.4%	32.1%
Restaurant wages and related expenses	31.8%	32.1%	32.9%	32.6%
Restaurant rent expense	8.0%	7.8%	8.3%	8.1%
Other restaurant operating expenses	17.2%	17.2%	17.7%	17.6%
Advertising expense	4.6%	4.8%	4.6%	4.8%
Number of Restaurants:
Restaurants at beginning of period	560	571	564	572
New restaurants	—	—	1	—
Acquired restaurants	4	—	4	—
Closed restaurants	(4)	(5)	(9)	(6)
Restaurants at end of period	560	566	560	566

	At 6/29/2014	At 12/29/2013
Long-term debt (f)	$158,989	$160,536
Cash (including $20 million of restricted cash)	75,972	28,302

(a)
Acquired BKC restaurants represent the restaurants acquired from Burger King Corporation on May 30, 2012. Legacy restaurants refer to the Company's Burger King restaurants other than the acquired BKC restaurants.

(b)	Restaurants are generally included in comparable restaurant sales after they have been open or owned for 12 months.

(c)
EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Restaurant-Level EBITDA, and Restaurant-Level EBITDA margin are non-GAAP financial measures and may not necessarily be comparable to other similarly titled captions of other companies due to differences in methods of calculation. Refer to the Company's reconciliation of EBITDA and Adjusted EBITDA to net loss and to the Company's reconciliation of Restaurant-Level EBITDA to income (loss) from operations for further detail. Both Adjusted EBITDA margin and Restaurant-Level EBITDA margin are calculated as a percentage of total restaurant sales.

(d)	Average weekly restaurant sales are derived by dividing restaurant sales by the average number of restaurants operating during the period.

(e)	Represents restaurant expenses as a percentage of sales for the respective group of restaurants.

(f)
Long-term debt (including current portion) at June 29, 2014 included $150,000 of the Company's 11.25% Senior Secured Second Lien Notes, $1,201 of lease financing obligations and $7,788 of capital lease obligations. Long-term debt (including current portion) at December 29, 2013 included $150,000 of the Company's 11.25% Senior Secured Second Lien Notes, $1,200 of lease financing obligations and $9,336 of capital lease obligations.

Carrols Restaurant Group, Inc.
Reconciliation of Non-GAAP Measures

	(unaudited)		(unaudited)
	Three Months Ended (a)		Six Months Ended (a)
	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013
Reconciliation of EBITDA and Adjusted EBITDA: (a)
Net loss	$(1,932)	$(3,496)	$(9,361)	$(8,695)
Benefit for income taxes	(1,165)	(1,687)	(4,923)	(6,983)
Interest expense	4,694	4,711	9,397	9,422
Depreciation and amortization	9,045	8,391	17,803	16,454
EBITDA	10,642	7,919	12,916	10,198
Impairment and other lease charges	429	2,198	1,049	2,828
EEOC litigation and settlement costs	—	—	—	85
Stock compensation expense	291	296	587	597
Adjusted EBITDA	$11,362	$10,413	$14,552	$13,708

Reconciliation of Restaurant-Level EBITDA: (a)
Restaurant-Level EBITDA (a)	$19,721	$19,641	$32,882	$31,443
Less:
General and administrative expenses	8,625	9,524	18,892	18,602
Depreciation and amortization	9,045	8,391	17,803	16,454
Impairment and other lease charges	429	2,198	1,049	2,828
Other expense (income)	25	—	25	(185)
Income (loss) from operations	$1,597	$(472)	$(4,887)	$(6,256)

(a)
Within our press release, we make reference to EBITDA, Adjusted EBITDA and Restaurant-Level EBITDA which are non-GAAP financial measures. EBITDA represents net income (loss) from operations, before benefit for income taxes, interest expense and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted to exclude impairment and other lease charges, EEOC litigation and settlement costs and stock compensation expense. Restaurant-Level EBITDA represents income (loss) from operations before general and administrative expenses, depreciation and amortization, impairment and other lease charges, and other income and expense.

We are presenting Adjusted EBITDA and Restaurant-Level EBITDA because we believe that they provide a more meaningful comparison than EBITDA of the Company's core business operating results, as well as with those of other similar companies. Additionally, we present Restaurant-Level EBITDA because it excludes the impact of general and administrative expenses and other income and expense which are not directly related to restaurant operations. Management believes that Adjusted EBITDA and Restaurant-Level EBITDA, when viewed with the Company's results of operations in accordance with GAAP and the accompanying reconciliations in the table above, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of the Company's core business without regard to potential distortions. Additionally, management believes that Adjusted EBITDA and Restaurant-Level EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.
However, EBITDA, Adjusted EBITDA and Restaurant-Level EBITDA are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net loss, income (loss) from operations or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies. The tables above provide reconciliations between net loss and EBITDA and Adjusted EBITDA and between Restaurant-Level EBITDA and income (loss) from operations.